Exhibit 99.1

                       ADVO Reports Third Quarter Results

     WINDSOR, Conn.--(BUSINESS WIRE)--July 15, 2004--ADVO, Inc. (NYSE: AD) today reported that revenues for its third fiscal quarter ended June 26, 2004 grew 10.1%, or $29.2 million over the prior year quarter, to a record $318.9 million. Diluted E.P.S. for the quarter was $0.43, including a charge of $0.08 related to the departure of the Company's former Chief Executive Officer. Excluding this charge, diluted E.P.S. was $0.52, up 15.6% over the prior year period.
     The Company's revenue growth was driven by advertising piece volume growth of 12.1% over the prior year quarter, to 7.5 billion pieces. Pieces per package grew 7.3%, which is on top of 4.0% growth during last year's third quarter. Revenue per piece was down 0.7%. Total shared packages distributed were up 4.5%, as the Company continues to grow the frequency and reach of advertising packages distributed in response to client demand.
     Gross margin was up 1.3 percentage points in the third quarter versus the prior year period, primarily driven by the piece volume gains. These volume gains drove distribution costs as a percentage of revenue down 1.0 percentage point. The gross margin gains were offset by increases in SG&A of $12.6 million. The increase in SG&A was primarily driven by the $3.9 million charge related to the departure of the Company's former CEO, as well as investments in selling capabilities and incentive compensation. The Company's balance sheet showed continued strength, with debt finishing the quarter at a record low $125.0 million, down $20.5 million from the prior year quarter.
     Bobbie Gaunt, ADVO's interim CEO, stated, "Our results for the quarter underscore the continuing success of our growth strategy. Our Associates have remained focused on adding value to our customers' businesses, and we are seeing the impact of this continuing focus in our quarterly revenue results. Our revenue gains continue to be driven by increases across virtually all areas of our business, with growth this quarter being realized in each of our top 10 categories, and across every sales district. We are also working to strengthen our focus on the profitability of this revenue growth to ensure we maximize our future margin achievement. Given our third quarter results, we are comfortable with our ability to achieve full-year E.P.S. in line with previous guidance of $1.75 - $1.83, excluding the $0.08 charge in this quarter and the $0.03 first quarter refinancing charge. Overall, we are pleased with the momentum the business is demonstrating, and look forward to carrying this momentum into fiscal 2005."


Diluted Earnings per Share:
Reconciliation of GAAP to
Non-GAAP Measures                              Three Months Ended
---------------------------               ----------------------------
                                             June 26,       June 28,
                                               2004           2003
                                          -------------  -------------
Diluted Earnings per share - As Reported         $0.43          $0.45
Charge - CEO Departure                            0.08             --
                                          -------------  -------------
Diluted Earnings per share - Pro Forma(a)        $0.52          $0.45
                                          =============  =============

(a) does not add due to rounding

     The Company will hold an analyst conference call to discuss its third quarter earnings today at 5:15-6:00 p.m. EDT. The call in number is 800-810-0924, and the replay number is 888-203-1112 (access code #701586). The replay will be available until midnight August 15, 2004. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

     This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

     ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of nearly $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 105 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.


                                   ADVO, Inc.
                        Results of Operations (Unaudited)
                    Three and Nine Months Ended June 26, 2004
                      (In thousands, except per share data)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------

                                June 26,  June 28, June 26,  June 28,
                                  2004      2003     2004      2003
                               --------- --------- --------- ---------

Revenues                       $318,879  $289,686  $925,567  $867,929

Cost of sales                   231,362   213,810   676,179   640,432

Selling, general &
 administrative                  66,858    54,251   190,016   167,162
                               --------- --------- --------- ---------

Operating Income                 20,659    21,625    59,372    60,335

Interest expense                  1,334     1,499     3,958     6,070
Write-off debt issue costs           --        --     1,401        --
Other (income) / expense, net      (803)     (317)   (1,644)     (864)
                               --------- --------- --------- ---------

Income before income taxes       20,128    20,443    55,657    55,129

Provision for income taxes        6,862     6,837    19,653    19,671
                               --------- --------- --------- ---------

Net Income                      $13,266   $13,606   $36,004   $35,458
                               ========= ========= ========= =========



Basic earnings per share          $0.44     $0.46     $1.20     $1.19
                               ========= ========= ========= =========


Diluted earnings per share        $0.43     $0.45     $1.18     $1.18
                               ========= ========= ========= =========


Weighted average basic shares:   30,204    29,774    30,080    29,727
Weighted average diluted
 shares:                         30,719    30,189    30,609    30,040


     CONTACT: ADVO, Inc.
              Chris Hutter, 860-285-6424
              Vice President, FP&A, Investor Relations, and Treasurer